Exhibit 10.3

EPE Unit Appreciation Right Grant

(Enterprise Products GP, LLC Directors)

Grant No.:	EPDUAR-____
Date of Grant:	____________________, 20__
Name of Grantee:	__________________________
Grant Price per Unit:	$ _________________________
Number of UARs Granted:	_________

EPE Holdings LLC (the “General Partner”) is pleased to inform you that you have been granted (this “Award”) EPE Unit Appreciation Rights (“UARs”) as set forth above. The terms of this Award are as follows:

1.            Vesting. The UARs shall become automatically payable on the earlier of (the “Vesting Date”), if you have been a director of the General Partner or an Affiliate of the General Partner continuously during the period beginning on the Date of Grant and ending on the Vesting Date (the “Qualifying Period”), (i) the date which is the fifth anniversary of the Date of Grant or (ii) the date on which you have had a Qualifying Event. A “Qualifying Event” means your status as a director of the General Partner, Enterprise Products GP, LLC (the “EPD General Partner”) and/or an Affiliate of the General Partner (collectively, the “Affiliated Group”) is terminated due to (A) your death or (B) your removal as, or not being re-elected or re-appointed as, a director of one or more entity member(s) of the Affiliated Group by the member(s), shareholder(s) or Board of Directors, as appropriate, of such entity or entities, as applicable, which removal or failure to re-elect or re-appoint shall not have been as a result of, caused by, or related to, your resignation, or your unwillingness to serve, for whatever reason, as a director of such entity or entities. If, on any date during the Qualifying Period, you are not a director of the EPD General Partner or an Affiliate, the UARs shall automatically and immediately be forfeited and cancelled without payment on such date.

2.             No Right to Continue as a Director. Nothing in this Award or in the Plan shall confer any right on you to continue as a director of the EPD General Partner and/or one or more of its Affiliates or restrict the member(s), shareholder(s) or the Board of Directors, as appropriate, of the applicable entity member(s) of the Affiliated Group from removing you, or not re-electing or re-appointing you, as a director of such entity.

3.             UAR Payment. On the Vesting Date, the General Partner or an Affiliate will pay you, with respect to each UAR, an amount equal to the excess, if any, of the Fair Market Value of a Unit on the Vesting Date over the Grant Price per Unit. Payment shall be made in cash; provided, however, if the Enterprise Products Company 2005 EPE Long-Term Incentive Plan, as amended, supplemented and modified from time to time after the date hereof (the “Plan”) is further amended to provide for awards thereunder to directors of the EPD General Partner, then the General Partner, in its discretion, may elect to have the grant to you evidenced by this Award made a part of the Plan and, in such event, the Committee under the Plan may, in its discretion, make payment to you in cash, Units or any combination thereof.

4.             Transferability. None of the UARs are transferable (by operation of law or otherwise) by you, other than by will or the laws of descent and distribution. If, in the event of your divorce, legal separation or other dissolution of your marriage, your former spouse is awarded ownership of, or an interest in, all or part of the UARs covered by this Award, this Award shall automatically and immediately be forfeited and cancelled in full without payment on such date.

5.            Governing Law. This Award shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

6.             Plan Controls. This Award will be subject to the terms of the Plan, as if this Award were granted under the Plan, and the terms of the Plan are hereby incorporated by reference as if set forth in its entirety herein. In the event of a conflict between the terms of this Award and the terms of the Plan, the terms of the Plan shall be the controlling document. Capitalized terms which are used, but are not defined, in this Award have the respective meanings provided for in the Plan.

EPE HOLDINGS LLC
By:_________________________________
Michael A. Creel, President and Chief
Executive Officer